EXHIBIT 99.1

March 17, 2008

Dear Member of Blackhawk Biofuels, LLC,

Blackhawk Biofuels has had a very eventful two months.  We closed our equity offering on December 15 with subscriptions for 12,551,000 Units, with a total of $25,102,000 raised from new Members.  As we worked to complete the debt financing for our Freeport plant, we were greatly disappointed when our lenders withdrew their commitment to provide our financing.

As we looked for replacement financing, we found an opportunity to assume responsibility to complete the construction of a new biodiesel plant in Danville, Illinois, which required an additional infusion of equity and debt capital to bring it to completion.  Although we were disappointed that we were unable to locate our plant in Freeport, I am very pleased to report that we have completed and signed agreements to take over the Danville project.

The Danville facility brings several advantages to us, and in the view of our Board of Managers it is a stronger project than our Freeport plant could be in current market conditions.

•                  As a 45 million gallon per year facility, the Danville plant adds economies of scale, reducing our construction cost by as much as $.35 per gallon and adding operating efficiencies

•                  Because construction is underway, we can accelerate our projected completion to the fall of 2008

•                  Our plant management partnership with Renewable Energy Group, Inc. remains in place

•                  Our plant site is leased from Bunge, and is co-located with a Bunge soybean crushing facility, reducing feedstock transportation costs.

•                  We will upgrade the facility to utilize animal fat feedstock, as we had planned for our Freeport plant, giving us the advantage of lower cost feedstock in today’s market.

•                  We will have an enhanced distribution network with rail and truck access to Chicago, Indianapolis and other high volume markets

•                  Debt financing is being provided by Fifth Third Bank and Renewable Energy Group, Inc.

With these advantages, our Board of Managers unanimously voted to move our project to Danville. This will allow us to complete our goal to manufacture clean burning, renewable biodiesel under the Blackhawk name in the Illinois market. Your investment will remain in place with the same management it would have in Freeport. The change in facility location does not require individual action by any of our investors.  Blackhawk will be holding an informational meeting for all investors as soon as arrangements for the meeting can be finalized.

We were disappointed that our plant could not be located in Freeport and would like to thank our Stephenson County officials and our local community that have been so supportive of the Freeport location.  Our board continues efforts to work with local officials.

We look forward to continuing our relationship with Renewable Energy Group, Inc., entering into a feedstock supply partnership with Bunge, the world’s largest oilseed processor, and joining the Danville community.   With growing demand for “green” products and a 1 billion gallon Renewable Fuels Standard by 2012, our Blackhawk Biofuels, LLC project will be an important source of quality biodiesel for our nation.

Sincerely,
/S/ Ron Mapes
Ron Mapes
Chairman of the Board
Blackhawk Biofuels, LLC